Exhibit 23.1






                        Consent of Independent Auditors



The Board of Directors
Richfood Holdings, Inc.:


We consent to incorporation by reference in the registration statements (Nos. 33-41210, 33-41570, 33-43652 and 33-55299) on Form S-8 of Richfood Holdings,
Inc. of our report dated June 5, 1995, relating to the consolidated balance sheets of Richfood Holdings, Inc. and subsidiaries as of April 29, 1995 and April 30, 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended April 29, 1995, which report is incorporated by reference in the annual report on Form 10-K of Richfood Holdings, Inc. for the fiscal year ended April 29, 1995.




Richmond, Virginia
July 24, 1995                              /s/ KPMG Peat Marwick LLP